Exhibit (a)(i)

Offer to Purchase for Cash

by

ZAIS Financial Corp.

Up to 4,185,497 Shares of its Common Stock

at a Purchase Price of $15.37 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF OCTOBER 25, 2016, UNLESS THE OFFER IS

EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE

EXTENDED, THE “EXPIRATION DATE”).

ZAIS Financial Corp., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company,” “we” or “us”), invites our stockholders to tender up to 4,185,497 shares of our common stock, par value $0.0001 per share (the “Shares”), for purchase by us at a price of $15.37 per Share (the “Purchase Price”), net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this offer to purchase (the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute the “Offer”). If the total amount of Shares is purchased, the aggregate amount of consideration paid to stockholders will be approximately $64.3 million.

The Offer will expire at 12:00 Midnight, Eastern Time, at the end of October 25, 2016, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

The Purchase Price is $15.37 per Share in cash (net to the tendering stockholder, less any applicable withholding taxes and without interest). If 4,185,497 or fewer Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn before the Expiration Date. If more than 4,185,497 Shares have been validly tendered and not properly withdrawn before the Expiration Date, we will purchase all properly tendered Shares on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional shares. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. Shares tendered by book-entry transfer (pursuant to Section 3) will be credited to the account maintained with The Depository Trust Company (“DTC”) by the participant who delivered the Shares at our expense.

We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1, Section 3, Section 4 and Section 5. However, pursuant to the terms of the Merger Agreement (defined below), any change to the Purchase Price or increase or decrease in the number of Shares sought in the Offer would require consent from Sutherland Asset Management Corporation (“Sutherland”).

If the Offer is fully subscribed, we will purchase 4,185,497 Shares, or approximately 47% of the issued and outstanding Shares as of September 26, 2016 (and approximately 12% of the combined company’s issued and outstanding shares after giving effect to the Mergers (defined below), and without giving effect to the Shares purchased in this Offer).

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to change the Purchase Price or increase or decrease the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date and (d) upon the occurrence of any of the conditions specified in Section 7 prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, change, increase or decrease, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any extension of the Offer will be followed by a press release or other public announcement which will be issued no later than 9:00 A.M., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Section 1, Section 3, Section 4 and Section 8. Additionally, any change to the Purchase Price, any increase or decrease in the number of Shares sought in the Offer or any extension of the Expiration Date (other than extensions of up to three (3) periods of not more than five (5) business days each due to the failure of the conditions set forth in Section 7 to be satisfied or waived) would require consent from Sutherland.

THE OFFER IS NOT CONDITIONED UPON FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “ZFC.” Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on the NYSE, which may trade at prices that are lower or higher than the Purchase Price and will lose the opportunity to participate in any other future benefits from owning the Shares, including the right to any future dividends or distributions that we may pay. The last reported sales price of our common stock on the NYSE on September 26, 2016 was $14.48 per share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 6.

Assuming at least 4,185,497 Shares are properly tendered and not properly withdrawn, we expect to use available cash totaling approximately $64.5 million to purchase Shares in the Offer and to pay related fees and expenses of this Offer.

As previously announced, on April 6, 2016, the Company, ZAIS Financial Partners, L.P. (“Company Operating Partnership”), ZAIS Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of the Company, Sutherland and Sutherland Partners, L.P. (“Sutherland Operating Partnership”) entered into an agreement and plan of merger (as amended, the “Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, (i) Sutherland will merge with and into Merger Sub (the “Sutherland Merger”), with Merger Sub surviving the Sutherland Merger and continuing as a wholly owned subsidiary of the Company and (ii) Sutherland Operating Partnership will merge with and into Company Operating Partnership (the “Partnership Merger” and together with the Sutherland Merger, the “Mergers”), with Company Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”).

Under the terms of the Merger Agreement, in connection with the Mergers, (1) stockholders of the Company and unitholders in the Company Operating Partnership would retain their existing shares and partnership units following the Mergers, (2) each outstanding share of Sutherland common stock would be converted into the right to receive 0.8356 shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), and (3) each outstanding partnership unit of Sutherland Operating Partnership would be converted into the right to receive 0.8356 units of limited partnership interests in the Surviving Partnership. Based on the number of shares of Sutherland common stock outstanding on September 26, 2016, and an exchange ratio of 0.8356, we expect approximately 25.9 million shares of Company Common Stock will be issued in connection with the Sutherland Merger. Further, we anticipate that, after giving effect to the mergers, continuing Company common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, and former Sutherland stockholders will own between approximately 86% and 76% of the diluted common equity of the combined company, depending on whether the Offer is fully subscribed.

The Merger Agreement also provides that following stockholder approval, but prior to the closing of the Mergers, the Company will commence this Offer.

The Company and Sutherland each obtained the necessary stockholder approvals for the Mergers on September 27, 2016. Assuming the other conditions to the completion of the Mergers are satisfied (other than those conditions that by their nature are to be satisfied or waived at closing) the Company and Sutherland intend to close the Mergers on the third business day after the Expiration Date, unless otherwise agreed. Stockholders who tender in the Offer and whose tenders are accepted will not continue as stockholders in the combined company.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, OUR ADVISOR, ZAIS REIT MANAGEMENT, LLC, BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., IN ITS CAPACITY AS THE PAYING AGENT (THE “PAYING AGENT”), THE DEPOSITARY (THE “DEPOSITARY”) AND THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. STOCKHOLDER (AS DEFINED IN SECTION 13), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS (A) A SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT OR (B) A DIVIDEND TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. STOCKHOLDER (AS DEFINED IN SECTION 13), THE PAYMENT OF CASH FOR YOUR TENDERED SHARES MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX WITHHOLDING. ADDITIONALLY, IF THE STOCKHOLDER FAILS TO RETURN A DULY EXECUTED FORM W-8 OR W-9 (AS APPLICABLE), THE PAYMENT OF CASH FOR THE STOCKHOLDER’S TENDERED SHARES MAY ALSO BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING TAX. SEE SECTION 13. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER TO PURCHASE.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent/Depositary at the telephone numbers set forth on the back cover page of the Offer to Purchase. If you require additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents, you should contact Broadridge Corporate Issuer Solutions, Inc., the Information Agent, who will promptly furnish you with additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to 12:00 Midnight, Eastern Time, at the end of October 25, 2016 (unless the Offer is extended):

•	Registered Holders: if your Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer;

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”), contact your Custodian and request that your Custodian tender your Shares for you according to the procedure described in Section 3 of the Offer to Purchase; or

•	DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase.

Notwithstanding anything contained in the Offer to Purchase, the Letter of Transmittal or any other ancillary documents relating to the Offer, brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal or the written Notice of Withdrawal, as applicable, to the Depositary or DTC in connection with any tender or withdrawal submitted through DTC’s Automated Tender Offer Program (“ATOP”) system, but must submit any documentation required for processing through the ATOP system. All tenders and withdrawals through DTC’s ATOP system must be completed in accordance with the terms and conditions of the ATOP system.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If a Custodian holds your Shares, it may have an earlier deadline than the Expiration Date for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal and other Offer materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Information Agent for the Offer, and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to the Information Agent at the telephone numbers set forth on the back cover of the Offer to Purchase. Stockholders should also contact their Custodian for assistance concerning the Offer.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

UNLESS OTHERWISE INDICATED, THE STATEMENTS MADE IN THE OFFER TO PURCHASE ARE MADE AS OF SEPTEMBER 27, 2016 AND THE STATEMENTS INCORPORATED BY REFERENCE HEREIN ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET

ZAIS Financial Corp., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company,” “we” or “us”), is offering to purchase up to 4,185,497 Shares, at a price of $15.37 per Share (the “Purchase Price”), net to the tendering stockholder in cash, less any applicable withholding taxes and without interest. The Offer will expire at 12:00 Midnight, Eastern Time, at the end of October 25, 2016, unless the Offer is extended or terminated. The following are some of the questions that you, as a holder of Shares may have, and the answers to those questions. We urge you to read carefully the Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. We have included section references to direct you to a more complete description of the topics contained in this summary term sheet.

What is the Company offering to purchase?

We are offering to purchase 4,185,497 shares of common stock, par value $0.0001, of the Company.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer.

What will be the purchase price for the Shares?

The Purchase Price is $15.37 per Share in cash (net to the tendering stockholder, less any applicable withholding taxes and without interest).

We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. See Section 1, Section 3 and Section 4. However, pursuant to the terms of the Merger Agreement, any change to the Purchase Price or increase or decrease in the number of Shares sought in the Offer would require consent from Sutherland.

What is the market price of our Shares?

The Shares are listed and traded on The New York Stock Exchange (the “NYSE”) under the symbol “ZFC.” The last reported sales price of our common stock on the NYSE on September 26, 2016 was $14.48 per share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 6. Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on the NYSE, which may trade at prices that are lower or higher than the Purchase Price, and will lose the opportunity to participate in any other future benefits from owning the Shares, including any appreciation in the value of the Shares and the right to any future dividends or distributions that we may pay. Stockholders who tender in the Offer and whose tenders are accepted will not be stockholders in the combined company following completion of the business combination transaction with Sutherland.

How many Shares will the Company purchase in the Offer?

We will purchase up to 4,185,497 Shares in the Offer, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. As of September 26, 2016, we had issued and outstanding 8,836,902 Shares. If the Offer is fully subscribed, we will purchase 4,185,497 Shares, or approximately 47% of the issued and outstanding Shares as of September 26, 2016 and 12% of the combined company’s issued and outstanding shares after giving effect to the Mergers, and without giving effect to the Shares purchased in this Offer.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1 and Section 5. However, pursuant to the terms of the Merger Agreement, any increase in the number of Shares sought in the Offer would require consent from Sutherland.

What will happen if more than 4,185,497 Shares are tendered?

If more than 4,185,497 Shares are properly tendered and not properly withdrawn, we will purchase all properly tendered Shares at the Purchase Price on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional Shares.

Because of the proration provisions described above, it is possible that we will not purchase all the Shares that you tender. See Section 1.

1

What is the purpose of the Offer?

The Offer is being made to current Company stockholders to provide additional liquidity options prior to the commencement of the Mergers. As part of the Merger Agreement with Sutherland, we agreed to use approximately $64.3 million to repurchase Shares pursuant to the Offer. This provides another option for current stockholders who do not wish to continue to hold shares of common stock of the combined company following the Mergers.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring most broker’s fees or commissions associated with open market sales. See Section 1 and Section 2.

Will I continue to have the ability to sell my Shares on the NYSE?

The Shares are listed on the NYSE, so stockholders who choose not to tender their Shares will be able to freely liquidate their investments in the Company; however, the trading price of the Shares will be impacted by market volatility and the Mergers, among other things. Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on the NYSE, which may trade at prices that are lower or higher than the Purchase Price, and will lose the opportunity to participate in any other future benefits from owning the Shares, including any appreciation in the value of the Shares and the right to any future dividends or distributions that we may pay. The Shares will continue to trade on the NYSE following the Sutherland Merger under the symbol “SLD.” Stockholders who participate in the Offer and whose tenders are accepted will not be stockholders in the combined company with respect to the Shares that are purchased in the Offer and will not have the opportunity to participate in the future benefits of the Mergers with respect to such purchased Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 6.

Will you repurchase Shares after the Offer is completed?

Although we have no current plans to do so, depending on the results of the Offer, we may commence additional repurchases of Shares through tender offers, open market purchases or otherwise. Any additional offers will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to repurchase Shares would be determined at the time we decided to do so and may be greater or less than the Purchase Price. There is no assurance that we will make any additional repurchases or commence an additional tender offer or offers.

If I accept the Offer, how will I be paid for my Shares?

If you accept the Offer and the Shares you tender are accepted, we will pay you the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See Section 1 and Section 3.

The Company will pay for your validly tendered and not withdrawn Shares by depositing the Purchase Price in cash with Broadridge Corporate Issuer Solutions, Inc., the Paying Agent for the Offer, which will act as our agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely (a) receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal, or (b) if you are tendering Shares through DTC’s ATOP procedures, confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC. See Section 3 and Section 5.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on 12:00 Midnight, Eastern Time, at the end of October 25, 2016, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 8.

If your Shares are registered in the name of a Custodian, you should contact your Custodian if you desire to tender your Shares and request that they tender your Shares for you. The Custodian that holds your Shares may have an earlier deadline than the Expiration Date for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline. See Section 3.

2

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in certain respects in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 8. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if the Company extends, amends or terminates the Offer?

If we extend the Offer, we will inform the Paying Agent/Depositary of that fact and will make a public announcement of the extension, not later than 9:00 A.M., Eastern Time, on the business day after the scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 8.

How do I tender my Shares?

Prior to tendering Shares, we recommend that you contact your broker or financial advisor. If you hold your Shares in “street” name through a Custodian (or, in other words, registered in the name of a broker, dealer, commercial bank, trust company or nominee, although still beneficially owned by you), you must contact your Custodian to tender your Shares, if you decide to do so.

You will need to work with your broker and your financial advisor to determine the status of your account and the best way to tender your Shares if you decide to do so.

If you want to tender all or any portion of your Shares, you must do one of the following prior to 12:00 Midnight, Eastern Time, at the end of October 25, 2016, or any later time and date to which the Offer may be extended:

•	Registered Holders: if your Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer;

•	Holders Whose Shares are Held by Custodians: if your Shares are registered in the name of a Custodian, such as a broker, dealer, commercial bank, trust company or other nominee, contact your Custodian and request that your Custodian tender your Shares for you according to the procedures described in Section 3 of the Offer to Purchase; or

•	DTC Participants: if you are an institution participating in The Depositary Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase.

Custodians and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system, but must submit any documentation required for processing through the ATOP system.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If a Custodian holds your Shares, it may have an earlier deadline than the Expiration Date for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact the Information Agent or your Custodian. The contact information for the Information Agent is set forth on the back cover of the Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

3

Once tendered, may I withdraw my tender?

If you tender Shares pursuant to the Offer, you may withdraw your tender at any time until the Offer expires at 12:00 Midnight, Eastern Time, at the end of October 25, 2016 (unless the Offer is extended). If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your tender at any time after 12:00 Midnight, Eastern Time, on November 25, 2016. See Section 4.

How do I withdraw previously tendered Shares?

To properly withdraw your previously tendered Shares, you must deliver (by regular mail, overnight courier or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Withdrawal (attached as Exhibit (a)(iv) to the Schedule TO for individual investors (other than Custodians and DTC participants), and Exhibit (a)(v) to the Schedule TO for Custodians and DTC participants). In addition, Custodians and DTC participants who tendered Shares through DTC must comply with DTC’s procedures for withdrawal of tenders. Custodians and DTC participants are not required to, and should not, submit the written Notice of Withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system, but must submit any documentation required for processing through the ATOP system. See Section 4.

How will we pay for the Shares?

We expect that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, will be approximately $64.5 million. We expect to use available cash to purchase the Shares in the Offer and to pay all related fees and expenses. The Offer is not subject to any financing condition.

If I tender my Shares, when will I be paid for my Shares?

Subject to the terms and conditions of the Offer, the Company will pay for all validly tendered and not withdrawn Shares promptly after the Expiration Date. The Company does, however, reserve the right, in its sole discretion and subject to applicable law, to delay payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. See Section 4 and Section 8.

We will announce the preliminary results of the Offer, including preliminary information about any proration, promptly following the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Paying Agent, promptly after the Expiration Date. The Paying Agent will act as your agent and will transmit to you the payment for all of your Shares accepted for payment.

Will I have to pay any brokerage fees or commissions?

If you hold Shares in your name and you tender your Shares directly to the Depositary, you will not incur any transfer fees, brokerage fees, commissions or other fees in connection with the sale of Shares to the Company pursuant to the Offer. If you hold Shares through a Custodian, we urge you to consult your Custodian to determine whether any transaction costs are applicable. See Section 2 and Section 3.

The Company will (a) pay the Paying Agent and Depositary reasonable and customary compensation for its services, (b) reimburse the Paying Agent, Information Agent and Depositary for reasonable out-of-pocket costs or expenses incurred in connection with the Offer and (c) indemnify the Paying Agent, Information Agent and Depositary against certain liabilities in connection therewith, including certain liabilities under U.S. federal securities laws.

The Company may pay directly such costs and expenses of the Paying Agent, the Information Agent and the Depositary incurred in connection with the Offer. None of the Company and any of its affiliates will pay any fees or commissions to any broker or dealer or any other person (other than the Paying Agent, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

4

What will happen to my fractional Shares in connection with the Offer?

No fractional Shares will be purchased in the Offer.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who decide not to tender will own a greater percentage interest in our outstanding shares following the purchase, if any, of Shares tendered in the Offer.

What does the board of directors think of the Offer?

Our board of directors has approved the Offer. However, neither we nor any member of our board of directors nor the Depositary, Paying Agent or Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender shares in the Offer?

Our directors and executive officers have indicated that they intend to tender some or all of their shares in the Offer.

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions not having occurred or having been waived on or prior to the Expiration Date, including but not limited to:

•	the Company’s acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law;

•	any law shall have been proposed, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of the Company’s subsidiaries by any governmental authority, which:

o	indicates that any approval or other action of any such governmental authority may be required in connection with the Offer or the purchase of Shares thereunder; or

o	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to restrain, prohibit or enjoin consummation of the Offer;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any governmental authority shall not have been obtained or made on terms and conditions satisfactory to us in the Company’s reasonable judgment;

•	any action shall have been instituted or shall be pending before or by any governmental authority, that directly or indirectly:

o	challenges or seeks to prohibit, restrain or enjoin the making of the Offer, the acquisition by the Company of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

o	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may prohibit, restrain or delay the Company’s ability to accept for payment or pay for some or all of the Shares;

•	there shall have occurred any of the following:

o	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental authority on, or any event that is likely, in the Company’s reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

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o	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of the Company’s subsidiaries or affiliates that, in the Company’s reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the Company and the Company’s subsidiaries, taken as a whole, on the value of or trading in the Shares, on the Company’s ability to consummate the Offer or on the benefits of the Offer to the Company; or

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	the Company shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in the Company’s reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act; or

•	the Merger Agreement shall have been terminated pursuant to its terms.

If completing the Offer on its current or amended terms, or at all, may cause the Company to fail to qualify for taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for example, if completing the Offer would cause the number of stockholders to be reduced to below 100 or if completing the Offer and the purchase of the Shares pursuant to the Offer is likely to cause more than 50% of the total outstanding shares of the Company’s common stock to be held (or treated as held) by five or fewer individuals (or persons treated as individuals for purposes of the REIT closely held test under the Code), the Company may extend, terminate or amend the Offer.

The Offer is subject to these conditions, among others, which are described in greater detail in Section 7. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date, provided that, pursuant to the terms of the Merger Agreement, any waiver of these conditions is permitted by law and consented to by Sutherland. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered.

What are the federal income tax consequences of participating in the Offer?

If your tendered Shares are accepted and you are a U.S. Stockholder (as defined in Section 13), the receipt of cash for your tendered Shares will be a taxable transaction for U.S. federal income tax purposes. Depending on your circumstance, the cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) consideration received in respect of a sale or exchange of the Shares eligible for capital gain or loss treatment, or (b) a dividend from us in respect of Shares taxable as ordinary income to the extent it is out of our current or accumulated earnings and profits (and not designated by us as a capital gain dividend or qualified dividend income). Different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of warrants, options or the vesting of restricted shares). See Section 13.

If you are a Non-U.S. Stockholder (as defined in Section 13), the payment of cash you receive for your tendered Shares may be subject to U.S. federal income tax withholding. See Section 13.

Along with your Letter of Transmittal, if you are a U.S. Stockholder, you are asked to submit an Internal Revenue Service (“IRS”) Form W-9. Any tendering U.S. Stockholder who fails to complete, sign and return the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable, if you are a Non-U.S. Stockholder) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder pursuant to the Offer to Purchase. See Section 13.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

What if purchases of Shares held by other stockholders cause me to beneficially or constructively own Shares in excess of the ownership limits in the Company’s charter?

Our charter generally provides that no person may beneficially or constructively own (as defined in the charter) more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding shares or common shares. If redemptions of other stockholders were to cause a stockholder to beneficially or constructively own shares in excess of such ownership limits, such excess shares would be automatically transferred to a trust for the benefit of a charitable beneficiary unless such stockholder received a waiver of such ownership limits from our board of directors. Stockholders should consider potential application of the ownership limits in our charter in deciding whether to tender their shares.

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Who can respond to questions or provide assistance regarding the Offer?

Please direct questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or other materials to Broadridge Corporate Issuer Solutions, Inc., the Information Agent for the Offer, at (866) 321-8022 (toll-free).

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain forward-looking statements. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” “potential” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such language. The forward-looking statements and projections contained in this Offer to Purchase are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Statements regarding the following subjects, among others, may be forward-looking:

•	our ability to complete the Offer;
•	the price at which the Shares trade on the NYSE may be higher or lower than the Purchase Price;
•	the number of shares acquired in the Offer;
•	the price and time at which we may make any additional Share repurchases (including in the open market) following completion of the Offer, or offer to purchase Shares pursuant to additional tender offers; the number of Shares acquired in such repurchases or additional tender offers; and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases or additional tender offers;
•	investment objectives and business strategy;
•	the outcome of the proposed Mergers;
•	the ability to obtain future financing arrangements;
•	the combined company’s expected leverage;
•	expected investments;
•	the potential sale of GMFS, LLC, which is referred to herein as GMFS;
•	estimates or statements relating to, and the ability to make, future distributions;
•	the ability to compete in the marketplace;
•	the ability to originate or acquire assets and achieve risk-adjusted returns;
•	the ability to borrow funds at favorable rates;
•	market, industry and economic trends;
•	recent market developments and actions taken and to be taken by the U.S. Government, the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, Federal National Mortgage Association, which is referred to herein as Fannie Mae, Federal Home Loan Mortgage Corporation, which is referred to herein as Freddie Mac, Government National Mortgage Association, which is referred to herein as Ginnie Mae, and the SEC;
•	mortgage loan modification programs and future legislative actions;
•	the ability to maintain qualification as a REIT;
•	the ability to maintain an exemption from qualification under the Investment Company Act of 1940, as amended;
•	projected capital and operating expenditures;
•	availability of qualified personnel;
•	prepayment rates; and
•	projected default rates.

The Company’s beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control, including:

•	the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions;
•	applicable regulatory changes;
•	risks associated with acquisitions, including the integration of the combined company’s businesses;
•	risks associated with achieving expected revenue synergies, cost savings and other benefits from the Mergers and the increased scale of the combined company;
•	risks associated with the companies’ ability to consummate the Mergers and the timing of the closing of the Mergers;
•	each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

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•	general volatility of the capital markets;
•	changes in the Company’s, Sutherland’s or the combined company’s investment objectives and business strategy;
•	the availability, terms and deployment of capital;
•	the availability of suitable investment opportunities;
•	changes in the interest rates or the general economy;
•	increased rates of default and/or decreased recovery rates on investments;
•	changes in interest rates, interest rate spreads, the yield curve or prepayment rates;
•	changes in prepayments of the Company’s, Sutherland’s or the combined company’s assets;
•	limitations on the Company’s, Sutherland’s or the combined company’s business as a result of its qualification as a REIT; and
•	the degree and nature of competition, including competition for residential mortgage-backed securities, or RMBS, commercial mortgage-backed securities, loans or other target assets.

Upon the occurrence of these or other factors, the business, financial condition, liquidity and consolidated results of operations of the Company, Sutherland or the combined company may vary materially from those expressed in, or implied by, any such forward-looking statements.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the business, financial condition, liquidity, cash flows and financial results of either company could differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake to update forward-looking statements except as may be required by law.

All forward-looking statements should be read with the risk factors described in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 10, 2016 and the “Risk Factors” section of our Registration Statement on Form S-4/A filed on August 26, 2016.

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INTRODUCTION

To All Stockholders of ZAIS Financial Corp.:

We invite our stockholders to tender up to 4,185,497 Shares for purchase by us at a price of $15.37 per Share in cash (net to the tendering stockholder, less any applicable withholding taxes and without interest) upon the terms and subject to the conditions the Offer to Purchase and the Letter of Transmittal, as each may be supplemented or amended from time to time.

The Offer will expire at 12:00 Midnight, Eastern Time, at the end of October 25, 2016, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

The Purchase Price for the Offer is $15.37 per Share in cash (net to the tendering stockholder, less any applicable withholding taxes and without interest). We will purchase only Shares properly tendered at the Purchase Price and not properly withdrawn. If 4,185,497 or fewer Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. If more than 4,185,497 Shares are properly tendered and not properly withdrawn, we will purchase properly tendered Shares at the Purchase Price on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional shares. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry pursuant to Section 3 will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to change the Purchase Price or to increase or decrease the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date and (d) upon the occurrence of any of the conditions specified in Section 7 prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares. Notice of any such extension, change, increase or decrease, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Exchange Act. Any extension of the Offer will be followed by a press release or public announcement which will be issued no later than 9:00 A.M., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Section 1, Section 3, Section 4 and Section 8. Additionally, any change to the Purchase Price, any increase or decrease in the number of Shares sought in the Offer or any extension of the Expiration Date (other than extensions of up to three (3) periods of not more than five (5) business days each due to the failure of the conditions set forth in Section 7 to be satisfied or waived) would require consent from Sutherland.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF ANY FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

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We will pay the Paying Agent and Depositary reasonable and customary compensation for its services. Additionally, we will pay the Paying Agent, the Information Agent and the Depositary reasonable out-of-pocket costs or expenses incurred in connection with the Offer incurred and will indemnify the Depositary, the Information Agent and the Paying Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. See Section 14.

As of September 26, 2016, there were 8,836,902 Shares issued and outstanding. If the Offer is fully subscribed, we will purchase 4,185,497 Shares, or approximately 47% of the issued and outstanding Shares as of September 26, 2016 and approximately 12% of combined company’s issued and outstanding shares after giving effect to the Mergers, and without giving effect to the Shares purchased in this Offer.

Our principal executive offices are located at Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106 and our telephone number is (732) 978-7518.

References in the Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

The Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

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THE OFFER

Section 1. Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 4,185,497 Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price of $15.37 per Share in cash (net to the tendering stockholder, less any applicable withholding taxes and without interest).

The Expiration Date will be 12:00 Midnight, Eastern Time, at the end of October 25, 2016, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 8 for a description of our right to extend, delay, terminate or amend the Offer.

All Shares that are purchased by us in the Offer will be purchased at the Purchase Price. The Company will only purchase Shares properly tendered and not properly withdrawn prior to the Expiration Date. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry transfer pursuant to Section 3, will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

We expressly reserve the right, in our sole discretion, to change the $15.37 per Share Purchase Price and to increase or decrease the number of Shares sought in the Offer. We may increase the number of Shares sought in the Offer to an amount greater than 4,185,497 Shares, subject to applicable law. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all the Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. Additionally, pursuant to the terms of the Merger Agreement, any change to the Purchase Price or increase or decrease in the number of Shares sought in the Offer would require consent from Sutherland.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered, but is, however, subject to certain other conditions set forth in Section 7.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 4,185,497 Shares, subject to applicable law, have been validly tendered at the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares at the Purchase Price on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a particular stockholder at the Purchase Price will be purchased.

As we noted above, we may elect to purchase more than 4,185,497 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the increased number of Shares we elect to purchase. However, any increase in the number of Shares sought in the Offer would require consent from Sutherland.

Proration. If proration of tendered Shares is required, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders at the Purchase Price. This fraction will be multiplied by the number of Shares accepted for payment to determine the number of Shares we will purchase from each stockholder, with appropriate adjustment to avoid the purchase of fractional Shares. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Depositary and also may be able to obtain the information from their Custodians.

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As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Section 2. Purpose of the Offer; Certain Effects of the Offer.

The Offer is being made to current Company stockholders to provide additional liquidity options prior to the commencement of the Mergers. As part of the Merger Agreement with Sutherland, we agreed to use approximately $64.3 million to repurchase Shares pursuant to the Offer. For current stockholders who do not wish to continue to hold shares of common stock of the combined company following the Sutherland Merger, this provides an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the share price.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring most broker’s fees or commissions normally associated with open market sales.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY OR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Section 3. Procedures for Tendering Shares.

Proper Tenders of Shares by Registered Holders. If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), you may tender your Shares under the Offer by delivering (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, which must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase before the Expiration Date. The Expiration Date will be 12:00 Midnight, Eastern Time, at the end of October 25, 2016, unless the Offer is extended. Stockholders holding their Shares through a Custodian, such as a broker, dealer, commercial bank, trust company or other nominee must contact their Custodian to tender their Shares on their behalf.

Proper Tenders of Shares by Custodians or DTC Participants. If you are a Custodian tendering Shares on behalf of your client or an institution participating in DTC, you may tender Shares under the Offer by tendering the applicable Shares electronically through DTC’s ATOP system into the Paying Agent’s account at DTC by book-entry transfer, subject to the terms and procedures of that system, on or prior to the Expiration Date.

Custodians and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system, but must submit any documentation required for processing through the ATOP system.

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Number of Shares Tendered. In accordance with Instruction 6 of the Letter of Transmittal, if you want to tender Shares under the Offer, you must complete Section 1 of the Letter of Transmittal entitled “Number of Shares Tendered,” indicating the number of whole Shares you own that you wish to tender.

Stockholders may tender all or a portion of their Shares at the Purchase Price of $15.37 per Share in cash (net to the tendering stockholder, less any applicable withholding taxes and without interest). Only Shares properly tendered, and not properly withdrawn, will be purchased. Each stockholder whose Shares are purchased in the Offer will receive the Purchase Price of $15.37 per Share in cash (net to the tendering stockholder, less any applicable withholding taxes and without interest). The U.S. federal income tax treatment of the purchase of your Shares as a sale or exchange of stock or as a dividend may depend on the portion of your Shares that we purchase from you. See Section 13.

Stockholders may not tender more Shares than they own. Accordingly, a Letter of Transmittal that purports to tender more Shares than a stockholder holds will be an invalid tender. The stockholder should indicate the number of whole Shares he, she or it wishes to tender in Section 1 of the Letter of Transmittal.

Stockholders holding their Shares through a Custodian, such as a broker, dealer, commercial bank, trust company or other nominee must contact their Custodian to tender their Shares on their behalf. Stockholders who hold Shares through a Custodian are urged to consult their Custodian to determine whether transaction costs may apply if stockholders tender Shares through their Custodian. If a Custodian holds your Shares, it may have an earlier deadline than the Expiration Date for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

Treatment of Fractional Shares. No fractional Shares will be purchased in the Offer.

Signature Guarantees; Method of Delivery. Signature guarantees are not required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of DTC whose name appears on a security position listed as the owner of the Shares) tendered and the holder has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after:

•	timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees; or

•	if Shares are tendered through DTC’s ATOP system, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC, as described below; and, in either case,

•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If delivering documents within a week of the Expiration Date, it is recommended to submit via an overnight courier (excluding USPS overnight) to guarantee receipt of instructions prior to the Expiration Date. The Letter of Transmittal and other required documents will be deemed delivered only when actually received by the Depositary (or, in the case of book-entry transfer of Shares from DTC’s ATOP procedures, when the Paying Agent receives a confirmation of receipt of your Shares by book-entry transfer).

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You must deliver the Letter of Transmittal, and other required documents, to Broadridge Corporate Issuer Solutions, Inc., the Depositary. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Paying Agent will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of the Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Paying Agent’s account in accordance with DTC’s ATOP procedures. If you cannot comply with the procedure for book-entry transfer by the Expiration Date or if your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described below.

Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery. If you wish to tender Shares in the Offer and the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with the Offer to Purchase is received (by regular mail or overnight courier) by the Depositary prior to the Expiration Date; and

•	within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery, the Depositary receives a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal or, if you are tendering Shares through DTC’s ATOP procedures, the Paying Agent receives confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC.

A Notice of Guaranteed Delivery must be delivered to the Depositary by regular mail or overnight courier before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Depositary or their Custodian for assistance. The contact information for the Information Agent and the Depositary is on the back cover page of the Offer to Purchase.

Return of Unpurchased Shares. If any tendered shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder's certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, if such Shares are tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder. The Letter of Transmittal with respect to such Shares not purchased will be of no force or effect.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, and the validity, form, eligibility (including time of receipt of any Shares tendered) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. Subject to a stockholder challenging any determination in a court of competent jurisdiction, our determinations will be final and binding on all parties. We reserve the right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders). Our interpretation of the terms of the Offer, subject to a stockholder challenging any determination in a court of competent jurisdiction, will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Paying Agent, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

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Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering: (a) has a “net long position” equal to or greater than the amount of Shares tendered in (1) Shares or (2) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise; and (b) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (b) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein also will constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

U.S. Federal Backup Withholding Tax. Under U.S. federal income tax laws, payments of cash to a U.S. Stockholder (as defined in Section 13) pursuant to the Offer to Purchase may be subject to “backup withholding tax” at the applicable statutory rate (currently 28%), unless such U.S. Stockholder provides the Paying Agent with such U.S. Stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certifying under penalties of perjury that such TIN is correct and providing certain other certifications before payment is made, unless an exemption applies. If a U.S. Stockholder does not provide such U.S. Stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such U.S. Stockholder.

If you are a U.S. Stockholder exchanging Shares for cash pursuant to the Offer to Purchase you should complete and sign the IRS Form W-9 included with the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Paying Agent). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding.

If you are a Non-U.S. Stockholder (as defined in Section 13) you should provide the Paying Agent with the appropriate properly completed and executed IRS Form W-8 (instead of an IRS Form W-9) along with the other documentation required to be provided pursuant to the Letter of Transmittal in order to avoid backup withholding. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability and may claim a refund if they timely provide certain required information to the IRS.

Stockholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they to provide us with an IRS Form W-9 or applicable IRS Form W-8.

ANY TENDERING STOCKHOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR AN APPROPRIATE IRS FORM W-8 MAY BE SUBJECT TO UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER PURSUANT TO THE OFFER. SEE SECTION 13.

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U.S. Federal Income Tax Withholding on Payments to Non-U.S. Stockholders. Non-U.S. Stockholders (as defined in Section 13) may be subject to withholding of U.S. federal income tax at a rate of 30% on payments received pursuant to this Offer to Purchase. As described in Section 13, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. Ordinary dividends paid to a Non-U.S. Stockholder generally are subject to a 30% withholding tax unless a lower rate applies pursuant to an applicable income tax treaty, whereas payments in exchange for stock generally are not subject to withholding tax. As explained below in Section 13, the Company believes that payments made pursuant to the Offer to Purchase should not be treated as dividends, but the applicable U.S. federal income tax laws generally require the Paying Agent to treat the payments as dividends when their characterization is uncertain. To the extent the Paying Agent treats payments as dividends, it will withhold 30% of gross proceeds payable to a Non-U.S. Stockholder unless the Non-U.S. Stockholder has provided the Paying Agent before payment is made with (1) a properly completed and executed applicable IRS Form W-8BEN or W-8BEN-E certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty, (2) a properly completed and executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business in the United States or (3) any other applicable IRS Form W-8, properly completed and executed. Under IRS proposed regulations, in the case of payments in redemption of publicly traded stock, a U.S. financial institution acting as an intermediary with respect to such payments may request certification from the Non-U.S. Stockholders of whether the payments should be treated as dividends or payments in exchange for stock for U.S. federal income tax purposes. If a Non-U.S. Stockholder timely certifies within 60 days that the payment is a payment in exchange for stock, following receipt of such certification, the Paying Agent generally will pay to such Non-U.S. Stockholder the full amount of the payment without any U.S. federal withholding tax.

A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Stockholder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. A Non-U.S. Stockholder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to this Offer in the manner and to the extent described in Section 13 as if it were a U.S. Stockholder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable tax treaty). The Paying Agent will determine a stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. As explained below in Section 13, withholding could also be required under the FATCA rules.

Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Non-U.S. Stockholders are strongly encouraged to consult their own tax advisors regarding the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, the refund procedures and based on their circumstances which applicable IRS Form W-8 they should provide to us.

Section 4. Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that if we have not accepted Shares you have tendered to us for payment, you may also withdraw your tender at any time after 12:00 Midnight, Eastern Time, on November 25, 2016.

Withdrawals by Registered Holders. If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), for a withdrawal to be effective, the Depositary must receive (by regular mail, overnight courier or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Withdrawal (attached as Exhibit (a)(iv) of the Schedule TO) at the Depositary’s address set forth on the back cover page of the Offer to Purchase. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal.

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Withdrawals by Custodians and DTC Participants. If you are a Custodian tendering Shares on behalf of your client or an institution participating in DTC who tendered Shares in accordance with DTC’s ATOP system, for a withdrawal to be effective, you must comply with DTC’s procedures for withdrawal of tenders. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate Notices of Withdrawal (attached as Exhibit (a)(v) of the Schedule TO) or a combined Notice of Withdrawal.

Holders who tendered their Shares to the Paying Agent through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Holders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Determination of Validity of Withdrawals. We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion. Subject to a stockholder challenging any determination in a court of competent jurisdiction, our determinations will be final and binding on all parties. None of the Company or the Paying Agent, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Paying Agent and the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Section 5. Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to 4,185,497 Shares (or such greater amount as we may elect to purchase, subject to applicable law and the consent of Sutherland) properly tendered at the Purchase Price and not properly withdrawn, with appropriate adjustments to avoid the purchase of fractional Shares.

We may increase the number of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, any increase in the number of Shares purchased in the Offer would require consent from Sutherland.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Purchase Price for all Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after:

•	timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees;

•	if Shares are tendered through DTC’s ATOP procedures, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC as described in Section 3; and

•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

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We will pay for the Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date, with appropriate adjustments to avoid the purchase of fractional Shares.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

If any tendered shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder's certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, if such Shares are tendered by book-entry transfer at DTC pursuant to Section 3, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder. The Letter of Transmittal with respect to such Shares not purchased will be of no force or effect.

If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to any Offer is delayed or the Company is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to its rights under Section 7 (but subject to compliance with 13e-4(f) under the Exchange Act), the Paying Agent/Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4.

Section 6. Price of Shares; Dividends.

Public Trading Market and Price. The Shares are listed and are traded on the NYSE under the symbol “ZFC.” The last reported sales price of our common stock on the NYSE on September 26, 2016 was $14.48 per share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

Dividends and Distributions. In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, the Company has made and intends to continue to make regular quarterly distributions of all or substantially all of its net income to its stockholders out of assets legally available therefor. Any future distributions the Company makes will be at the discretion of its board of directors and will depend upon its earnings and financial condition, maintenance of REIT qualification, applicable provisions of the Maryland General Corporation Law and such other factors as the board of directors deems relevant.

Through the closing of the Mergers, the Company intends to pay regular quarterly dividends in accordance with its prior practice (at an annualized rate not to exceed $1.60 per share), as permitted by the Merger Agreement. The Merger Agreement also permits the payment of any distribution that is reasonably necessary to maintain the Company’s REIT qualification and/or to avoid or reduce the imposition of U.S. federal income or excise tax.

Following the Mergers, the combined company intends to operate and to be taxed as a REIT for U.S. federal income tax purposes. The combined company generally will not be subject to U.S. federal income taxes on its REIT taxable income to the extent that it annually distributes all of its REIT taxable income to stockholders, maintains its qualification as a REIT and does not engage in prohibited transactions. The combined company’s subsidiaries with which it has made a joint election to treat such subsidiaries as taxable REIT subsidiaries will be treated as U.S. corporations and will pay U.S. federal, state and local income tax at regular corporate tax rates on their income.

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The Company has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the Company’s taxable year ended December 31, 2011. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains and determined without regard to the dividends-paid deduction, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. The Company’s current policy is to pay distributions which will allow it to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income. Although the Company may borrow funds to make distributions, cash for such distributions is expected to be largely generated from the Company’s consolidated results of operations. Dividends are declared and paid at the discretion of the Company’s board of directors and depend on cash available for distribution, financial condition, the Company’s ability to maintain its qualification as a REIT, and such other factors that the Company’s board of directors may deem relevant.

From January 1, 2016 through September 26, 2016, the Company declared the following dividends:

Declaration Date	Record Date	Payment Date	Amount per Share
March 17, 2016	March 31, 2016	April 15, 2016	$0.40
June 16, 2016	June 30, 2016	July 15, 2016	$0.40
September 12, 2016	September 30, 2016	October 17, 2016	$0.40

During 2015, the Company declared the following dividends:

Declaration Date	Record Date	Payment Date	Amount per Share
March 19, 2015	March 31, 2015	April 15, 2015	$0.40
June 18, 2015	June 30, 2015	July 15, 2015	$0.40
September 17, 2015	September 30, 2015	October 15, 2015	$0.40
December 17, 2015	December 31, 2015	January 15, 2016	$0.40

During 2014, the Company declared the following dividends:

Declaration Date	Record Date	Payment Date	Amount per Share
March 19, 2014	March 31, 2014	April 14, 2014	$0.40
June 17, 2014	June 30, 2014	July 15, 2014	$0.40
September 17, 2014	September 30, 2014	October 15, 2014	$0.40
December 18, 2014	December 31, 2014	January 15, 2015	$0.40

A portion of the dividends paid for 2015 and 2014 were characterized as a return of capital for U.S. federal income tax purposes.

Any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of Shares on or prior to the date on which Shares are taken up and paid for under the Offer will be for the account of the stockholders of record of such Shares. Additionally, if, on or after September 27, 2016, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares, shares of any other class or series of equity interest, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Company’s rights under Section 7, the Company may, in its sole discretion, make such adjustments in the Purchase Price and other terms of the Offer as the Company deems appropriate, including the total value or type of securities to be purchased.

Shares purchased in the Offer no longer will be eligible for receipt of future dividends or distributions. The Company reserves the right for the future to change its quarterly distributions and pay special distributions in cash or in kind.

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Section 7. Conditions of the Offer.

The Offer is not conditioned on the receipt of any financing or on a minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time prior to the Expiration Date any of the following events has occurred (or shall have been reasonably determined by the Company to have occurred):

•	the Company’s acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law;

•	any law shall have been proposed, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of the Company’s subsidiaries by any governmental authority, which:

o	indicates that any approval or other action of any such governmental authority may be required in connection with the Offer or the purchase of Shares thereunder; or

o	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to restrain, prohibit or enjoin consummation of the Offer;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any governmental authority shall not have been obtained or made on terms and conditions satisfactory to us in the Company’s reasonable judgment;

•	any action shall have been instituted or shall be pending before or by any governmental authority, that directly or indirectly:

o	challenges or seeks to prohibit, restrain or enjoin the making of the Offer, the acquisition by the Company of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

o	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may prohibit, restrain or delay the Company’s ability to accept for payment or pay for some or all of the Shares;

•	there shall have occurred any of the following:

o	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental authority on, or any event that is likely, in the Company’s reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

o	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of the Company’s subsidiaries or affiliates that, in the Company’s reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the Company and the Company’s subsidiaries, taken as a whole, on the value of or trading in the Shares, on the Company’s ability to consummate the Offer or on the benefits of the Offer to the Company; or

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	the Company shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in the Company’s reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act; or

•	the Merger Agreement shall have been terminated pursuant to its terms.

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Each of the conditions referred to above is for the Company’s sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in the Company’s discretion prior to the Expiration Date, provided that, pursuant to the terms of the Merger Agreement, any waiver of these conditions is permitted by law and consented to by Sutherland. The Company’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by stockholders. In addition, if completing the Offer on its current or amended terms, or at all, may cause the Company to fail to qualify for taxation as a REIT under the Code, for example, if completing the Offer would cause the number of stockholders to be reduced to below 100 or if completing the Offer and the purchase of the Shares pursuant to the Offer is likely to cause more than 50% of the total outstanding shares of the Company’s common stock to be held (or treated as held) by five or fewer individuals (or persons treated as individuals for purposes of the REIT closely held test under the Code), the Company may extend, terminate or amend the Offer.

If any of the conditions referred to above is not satisfied, and subject to the consent rights of Sutherland described above, the Company may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders,

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, or

•	waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date.

Section 8. Extension of the Offer; Termination; Amendment.

Subject to any applicable rule or regulation of the SEC, the Company expressly reserves the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent/Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his or her Shares. However, pursuant to the terms of the Merger Agreement, any extension of the Expiration Date (other than extensions of up to three (3) periods of not more than five (5) business days each due to the failure of the conditions set forth in Section 7 to be satisfied or waived) would require consent from Sutherland.

The Company also expressly reserves the right, in its sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Paying Agent/Depositary and making a public announcement of the termination or postponement. The Company’s reservation of the right to delay payment for Shares that it has accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that it must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Purchase Price or by increasing or decreasing the number of Shares sought in the Offer. However, pursuant to the terms of the Merger Agreement, any change to the Purchase Price or increase or decrease in the number of Shares sought in the Offer would require consent from Sutherland. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement shall be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, it will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PR Newswire or comparable service.

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If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, it will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business days if:

•	the Company increases or decreases the price to be paid for Shares or increases or decreases the number of Shares sought in the Offer (and thereby increases or decreases the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 8.

If the Company increases the number of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and the Company will not be required to amend or extend the Offer. However, any such change will require consent from Sutherland under the terms of the Merger Agreement.

Section 9. Source and Amounts of Funds.

Assuming that the Offer is fully subscribed, the number of Shares purchased in the Offer will be 4,185,497. The Company expects that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $64.5 million. The Company expects to use available cash to purchase Shares in the Offer and pay related fees and expenses of this Offer. The Offer is not conditioned upon the receipt of any financing.

Section 10. Certain Information Concerning the Company.

The Company is a Maryland corporation that invests in residential mortgage loans. GMFS, a mortgage banking platform the Company acquired in October 2014, originates, sells and services residential mortgage loans and the Company may acquire performing, re-performing and newly originated loans through other channels. The Company also invests in, finances and manages RMBS that are not issued or guaranteed by a federally chartered corporation, such as Fannie Mae, Freddie Mac, or an agency of the U.S. Government, such as Ginnie Mae, ("non-Agency RMBS") with an emphasis on securities that, when originally issued, were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations and mortgage servicing rights ("MSRs"). The Company also has the discretion to invest in RMBS that are issued or guaranteed by a federally chartered corporation or a U.S. Government agency, including through To-Be-Announced contracts, and in other real estate-related and financial assets, such as interest only strips created from RMBS. The Company refers collectively to the assets it targets as its “target assets”. At June 30, 2016, the Company held a diversified portfolio of mortgage loans, RMBS assets and MSRs with an aggregate fair value of $286.6 million, comprised of: (i) residential mortgage investments, including (a) newly originated loans with a fair value of $43.6 million and (b) RMBS assets with a fair value of $84.6 million, consisting primarily of senior tranches of non-Agency RMBS that were originally highly rated but subsequently downgraded and (ii) residential mortgage banking assets, including (a) mortgage loans originated by the GMFS mortgage banking platform and held for sale with a fair value of $113.9 million, and (b) MSRs with a fair value of $44.5 million. On May 26, 2016, the Company sold certain seasoned, re-performing mortgage loans, including real estate owned properties, with an unpaid principal balance of $430.7 million to Citigroup Global Markets Realty Corporation for $362.0 million. The unpaid principal balance of $430.7 million included $27.0 million of non-interest bearing unpaid principal balance, with a carrying value of zero.

The Company was incorporated in Maryland on May 24, 2011, and has elected to be taxed and to qualify as REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011. The Company is organized in a format pursuant to which it serves as the sole general partner of, and conducts substantially all of its business through, ZAIS Financial Partners, L.P., the Company Operating Partnership. The Company is externally managed by the Advisor, ZAIS REIT Management, LLC, a subsidiary of ZAIS Group, LLC, and has no employees other than those employed by GMFS, a wholly owned subsidiary of the Company Operating Partnership. GMFS had 242 employees at June 30, 2016.

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The Company’s common stock is listed on the NYSE, trading under the symbol “ZFC.” The Company’s principal executive offices are located at Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, and its telephone number is (732) 978-7518.

As previously announced, the Company, Company Operating Partnership, Merger Sub, Sutherland and Sutherland Operating Partnership entered into the Merger Agreement, pursuant to which, subject to the terms and conditions of the Merger Agreement, (i) Sutherland will merge with and into Merger Sub, with Merger Sub surviving the Sutherland Merger and continuing as a wholly owned subsidiary of the Company and (ii) Sutherland Operating Partnership will merge with and into Company Operating Partnership, with Company Operating Partnership surviving the Partnership Merger.

Under the terms of the Merger Agreement, in connection with the Mergers, (1) stockholders of the Company and unitholders in the Company Operating Partnership would retain their existing shares and partnership units following the Mergers, (2) each outstanding share of Sutherland common stock would be converted into the right to receive 0.8356 shares of Company Common Stock, and (3) each outstanding partnership unit of Sutherland Operating Partnership would be converted into the right to receive 0.8356 units of limited partnership interests in the Surviving Partnership. Based on the number of shares of Sutherland common stock outstanding on September 26, 2016, and an exchange ratio of 0.8356, we expect approximately 25.9 million shares of Company Common Stock will be issued in connection with the Sutherland Merger. Further, we anticipate that, after giving effect to the mergers, continuing Company common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, and former Sutherland stockholders will own between approximately 86% and 76% of the diluted common equity of the combined company, depending on whether the Offer is fully subscribed.

The Merger Agreement also provides that following stockholder approval, but prior to the closing of, the Mergers, the Company will commence the Offer.

The Company and Sutherland each obtained the necessary stockholder approvals for the Mergers on September 27, 2016. Assuming the other conditions to the closing of the Mergers are satisfied (other than those conditions that by their nature are to be satisfied or waived at closing), the Company and Sutherland intend to close the Mergers on the third business day after the Expiration Date, unless otherwise agreed. Stockholders who tender in the Offer and whose tenders are accepted will not continue as stockholders in the combined company.

Available Information. The Company files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the Schedule TO of which this Offer to Purchase is a part and any other documents filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. This reference to the SEC’s Internet site is intended to be an inactive textual reference only.

Investors may also consult the Company’s website for more information about the Company. The Company’s website is www.zaisfinancial.com. Information included on this website is not incorporated by reference into this Offer to Purchase.

Incorporation by Reference. The SEC allows the Company to “incorporate by reference” into this Offer to Purchase the information it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this Offer. Later information filed with the SEC, including this Offer to Purchase, will update and supersede this information.

This Offer to Purchase incorporates by reference the documents listed below, all of which have been previously filed by the Company with the SEC (other than portions of these documents that are furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 10, 2016;

•	Form 10-K/A filed with the SEC on April 29, 2016;

•	Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2016 and August 9, 2016; and

•	Current Reports on Form 8-K filed with the SEC on March 9, 2016, April 7, 2016, May 9, 2016, June 1, 2016, June 21, 2016, June 27, 2016, July 29, 2016, August 19, 2016, September 1, 2016, September 12, 2016, and September 19, 2016.

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You can obtain any of the documents incorporated by reference into the Offer from the SEC’s website at the address set forth above, or by visiting the Company’s website, www.zaisfinancial.com. The information contained on the Company’s website is not part of this prospectus. The reference to the Company’s website is intended to be an inactive textual reference only. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone numbers set forth below:

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

Tel: (866) 321-8022 (toll-free)

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

The following table sets forth certain information regarding the beneficial ownership of shares of Company Common Stock by:

•	each of the members of the Company’s board of directors;
•	each of the Company’s executive officers; and
•	all of the Company’s directors and executive officers as a group.

Each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund);
•	all shares the investor has the right to acquire within 60 days; and
•	all of the Company Operating Partnership units the investor has the right acquire within 60 days.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. The percentages below are based on 8,836,902 shares of Company Common Stock outstanding as of September 26, 2016, unless otherwise specified. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106.

Names and Business Address	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Christian Zugel(2)	209,481	2.36%
Michael Szymanski(3)	29,811	*
Donna Blank	0	*
David Holman	0	*
Daniel Mudge	6,000	*
Marran Ogilvie	5,850	*
Nisha Motani(4)	3,724	*
All directors and executive officers as a group (7 persons)	254,866	2.87%

* Denotes less than 1%.

(1)	As of September 26, 2016, the Company had 10,677,360 shares of its common stock outstanding on a fully diluted basis, which are comprised of (i) 8,836,902 shares of common stock, (ii) 60,898 operating partnership units, which are exchangeable, on a one-for-one basis, into cash or, at the Company’s option, for shares of Company Common Stock, and (iii) 1,779,560 shares that can be issued in exchange for the Company’s 8.0% exchangeable senior notes due 2016, of which $57.5 million aggregate principal amount were outstanding as of September 20, 2016. The exchangeable senior notes are exchangeable for shares of Company Common Stock or, to the extent necessary to satisfy NYSE listing requirements, cash, at an exchange rate of 54.3103 shares of ZAIS Financial common stock for each $1,000 aggregate principal amount of the exchangeable senior notes, subject to adjustment and other limitations under certain circumstances. Share amounts for all persons assume that all of the Company Operating Partnership units or exchangeable senior notes held by the person are exchanged for shares of Company Common Stock. The total number of shares of Company Common Stock outstanding used in calculating these percentages assumes that none of the Company Operating Partnership units or exchangeable senior notes held by other persons are exchanged for shares of Company Common Stock.

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(2)	This amount is comprised of 175,823 shares of Company Common Stock and 33,658 Company Operating Partnership units held by Mr. Zugel, his spouse and through various trusts, the trustees of which have sole voting and investment power with respect to shares of Company Common Stock or Company Operating Partnership units held by them. Mr. Zugel does not serve as trustee of these trusts and disclaims beneficial ownership over the 85,842 shares of Company Common Stock or Company Operating Partnership units held by them.

(3)	The shares of Company Common Stock consist of (i) 27,946 shares of common stock held jointly by Mr. Szymanski and his spouse and (ii) 1,865 shares of common stock held through a trust over which Mr. Szymanski serves as trustee and has sole voting and investment power and of which his parents are the beneficiaries. Mr. Szymanski disclaims beneficial ownership over the shares of Company Common Stock held through the trust except to the extent of his pecuniary interest.

(4)	Includes 1,653 shares of Company Common Stock held by Ms. Motani’s spouse.

Our directors and officers are entitled to participate in the Offer on the same basis as other stockholders, and our directors and officers have indicated that they intent to tender some or all of their shares in the Offer. In addition, after expiration or termination of the Offer, these persons or entities also may sell their Shares, subject to applicable law and our applicable policies and practices, from time to time in open market transactions at prices that may be more or less favorable than the price paid pursuant to the Offer.

Other Arrangements. Based on our records and on information provided to us by our directors, executive officers, Advisor and their respective affiliates and subsidiaries, except as disclosed above, neither we nor any of these persons have effected any transactions involving Shares during the 60 days prior to September 27, 2016.

Except as set forth above and for automatic dividend reinvestments: (a) the Company does not, and none of the persons listed above nor any of their affiliates, beneficially own or has a right to acquire any Shares or any other equity securities of the Company; (b) the Company has not, and the persons or entities referred to in clause (a) above have not, effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; and (c) the Company does not have, and the persons listed above do not have, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The foregoing description of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC.

Except as otherwise described or incorporated by reference in the Offer, or our most recent proxy statement, none of the Company nor any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 12. Certain Effects of the Offer.

Potential Benefits of the Offer to Stockholders. We believe that the Offer will allow us to return significant capital to our stockholders. Our board of directors has determined that the Offer is a prudent use of our financial resources, presents an appropriate balance between meeting the needs of our business and delivering value to our stockholders and will provide benefits to our stockholders, including the following:

•	The Offer provides our stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

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•	If we complete the Offer, we will return cash to our stockholders who tender, while stockholders who do not tender will increase their percentage ownership in the Company.

Potential Risks and Disadvantages of the Offer to Stockholders. The Offer also presents some potential risks and disadvantages to the Company and stockholders who choose not to tender their shares, including the following:

•	Stockholders whose Shares are tendered and purchased in the Offer will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends or distributions and any potential benefits from the Mergers.

•	The Offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. As of September 26, 2016, we had outstanding 8,836,902 shares. At the Purchase Price of $15.37 per share, we could purchase up to 4,185,497 Shares, or approximately 47% of the total number of the issued and outstanding shares of Company Common Stock as of September 26, 2016, and approximately 12% of the combined company’s issued and outstanding shares after giving effect to the Mergers, and without giving effect to the Shares purchased in this Offer. If the Offer is fully subscribed, we will have approximately 4,651,405 shares outstanding upon completion of the Offer and prior to the closing of the Mergers. However, even assuming that the tender offer is fully subscribed, since we anticipate that we will issue approximately 25.9 million shares in connection with the Mergers, there will be approximately 30.5 million shares of the combined company outstanding following the closing of the Mergers.

•	Our directors and executive officers have advised us that they intend to tender some or all of their shares in the Offer (including shares they are deemed to beneficially own). Additionally, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their remaining shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Upon completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company. However, there can be no assurance that we will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering stockholders and, upon completion of the Mergers, the continuing stockholders ownership interests will decrease.

Offer Price Could Undervalue the Shares. Stockholders who decide not to tender will own a greater percentage interest in our outstanding shares following the purchase, if any, of shares tendered in the Offer. These stockholders will also continue to bear the risks associated with owning our shares, including risks resulting from our repurchase of shares in the Offer. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Currently shares of ZAIS Financial common stock are traded on the NYSE under the symbol “ZFC.” Upon closing of the Mergers, shares of the combined company’s stock will be listed and traded on the NYSE under the symbol “SLD.”

The Purchase Price was calculated pursuant to a formula set forth in the Merger Agreement, which in turn was the result of negotiations between the Company and Sutherland. The Purchase Price is based upon the Company’s adjusted book value per share used to calculate the exchange ratio that will be used in the Mergers to determine how many shares of Company Common Stock or Company Operating Partnership units will be issued in the Mergers. The Purchase Price is equal to 95% of a further adjusted per share value, which is calculated by reducing the Company’s adjusted book value by the Company’s pro rata share of (i) the $8,000,000 termination payment due to the Advisor, (ii) an additional agreed adjustment of $4,046,000 and (iii) $297,400 of expenses and reserves associated with certain litigation relating to the Mergers, with such price per share rounded to the nearest whole cent. The Company’s pro rata share of these amounts is determined by multiplying the sum of the items in (i)-(iii) of the preceding sentence by the quotient obtained by dividing the number of issued and outstanding shares of Company Common Stock (without regard for the effects of the Offer), calculated on a fully diluted basis, by the sum of:

•	the number of issued and outstanding shares of Company Common stock (without regard for the effects of the Offer), calculated on a fully diluted basis, plus

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•	the number of shares of Company Common Stock expected to be issued in the Sutherland Merger (without regard for the effects of the Offer), calculated on a fully diluted basis.

The Purchase Price may not represent the current or future market value of our assets, and stockholders who participate in the Offer and whose tenders are accepted will not be stockholders in the combined company and will not have the opportunity to participate in the future benefits of the Mergers.

The following tables set forth the high and low sales prices of shares of ZAIS Financial common stock as reported on the NYSE, and the cash dividends declared per share and per ZAIS operating partnership unit, for each of the quarterly periods indicated.

	High	Low	Dividend
2014
First Quarter	$18.09	$15.83	$0.40
Second Quarter	16.82	16.00	0.40
Third Quarter	19.48	15.93	0.40
Fourth Quarter	18.51	17.01	0.40
2015
First Quarter	$18.40	$17.05	$0.40
Second Quarter	19.00	16.10	0.40
Third Quarter	16.70	13.08	0.40
Fourth Quarter	15.92	13.13	0.40
2016
First Quarter	$15.61	$12.63	$0.40
Second Quarter	$16.00	$13.53	0.40
Third Quarter (through September 26)	$14.76	$13.47	0.40

Historical market price information regarding Sutherland is not provided because there is no public market for Sutherland’s equity interests.

Other Share Repurchases. Following the completion or termination of the Offer, the Company may, from time to time, repurchase Shares through additional tender offers, on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Use of Securities Acquired. We will cancel and retire Shares purchased pursuant to the Offer.

Treatment of Fractional Shares. No fractional Shares will be purchased in the Offer.

Extraordinary Transactions. Except as disclosed or incorporated by reference in the Offer, or as may occur in the ordinary course of business or pursuant to the Merger Agreement and the Mergers, the Company, and each person designated in Instruction C of Schedule TO with respect to the Company, currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

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•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity securities of the subject company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than acquisitions in connection with the Company’s dividend reinvestment plan; or

•	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

As previously disclosed, the Company, the Company Operating Partnership, Merger Sub, Sutherland and Sutherland Operating Partnership have entered into the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, (i) Sutherland will merge with and into Merger Sub, with Merger Sub surviving the Sutherland Merger and continuing as a wholly owned subsidiary of the Company and (ii) Sutherland Operating Partnership will merge with and into Company Operating Partnership, with Company Operating Partnership surviving the Partnership Merger. Under the terms of the Merger Agreement, in connection with the Mergers, (1) stockholders of the Company and unitholders in the Company Operating Partnership would retain their existing shares and partnership units following the Mergers, (2) each outstanding share of Sutherland common stock would be converted into the right to receive 0.8356 shares of Company Common Stock, and (3) each outstanding partnership unit of Sutherland Operating Partnership would be converted into the right to receive 0.8356 units of limited partnership interests in the Surviving Partnership.

Based on the number of shares of Sutherland common stock outstanding on September 26, 2016, and an exchange ratio of 0.8356, we expect approximately 25.9 million shares of Company Common Stock will be issued in connection with the Sutherland Merger. Further, we anticipate that, after giving effect to the mergers, continuing Company common stockholders will own between approximately 14% and 24% of the diluted common equity of the combined company, and former Sutherland stockholders will own between approximately 86% and 76% of the diluted common equity of the combined company, depending on whether the Offer is fully subscribed. The combined company will have six directors consisting of Thomas E. Capasse, Jack J. Ross, Frank P. Filipps, Todd M. Sinai, J. Mitchell Reese (each of which is a Sutherland designee) and David L. Holman (the Company’s designee). Thomas E. Capasse will act as chairman of the board of the combined company. Officers of the combined company will consist of Thomas E. Capasse, as Chief Executive Officer, Jack J. Ross, as President, Thomas Buttacavoli, as Chief Investment Officer, and Frederick C. Herbst, as Chief Financial Officer. Additionally, in connection with the Mergers, the Company’s advisory agreement with ZAIS REIT Management, LLC will be terminated and Waterfall Asset Management will take over as the advisor to the combined company.

Stockholders who tender in the Offer and whose tenders are accepted will not continue as stockholders in the combined company and will not participate in any appreciation in the value or market price of the Shares resulting from any future events.

Nothing in the Offer will preclude us from pursuing, developing or engaging in discussions relating to future plans, proposals or negotiations that relate to or would result in one or more acquisitions, divestitures or business combinations, subject to applicable law. There can be no assurance that we will decide to undertake any such event in the future, or that such future event would be at a higher or lower price than the Purchase Price in the Offer.

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Section 13. Material U.S. Federal Income Tax Consequences.

The following discussion is a summary of material U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer that may be relevant to stockholders who hold such Shares as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221. This summary is based on the provisions of the Code, final, temporary and proposed Treasury regulations, and reported judicial and administrative rulings and decisions in effect as of the date of the Offer, all of which are subject to change (possibly with retroactive effect), which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences. In addition, this discussion does not address tax consequences applicable to a stockholder’s particular circumstances, including, without limitation, alternative minimum tax consequences and tax consequences applicable to stockholders that may be subject to special tax rules, such as banks, insurance companies and other financial institutions, brokers or dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt organizations, hybrid entities, “S” corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), certain United States expatriates, persons holding Shares as a part of a hedge, straddle, conversion transaction or other risk reduction or integration transaction, or persons entering into a constructive sale with respect to the Shares, individual retirement and other tax-deferred accounts, regulated investment companies, real estate investment trusts, “U.S. Stockholders” (as defined below) having a functional currency other than the U.S. dollar, or stockholders that acquired their Shares through the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.

As described below, the tax treatment of a stockholder that exchanges its Shares for cash pursuant to the Offer will depend upon whether the stockholder’s receipt of cash for Shares pursuant to the Offer is treated as a sale or exchange of the Shares or instead as a distribution with respect to the Company’s stock that is actually or constructively owned by the stockholder.

As used herein, the term “U.S. Stockholder” means a beneficial owner of Shares who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxed as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Stockholder” means a beneficial owner of Shares that is not a U.S. Stockholder or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Consequences to U.S. Stockholders.

A U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such exchange of Shares for cash, a U.S. Stockholder will, depending on the U.S. Stockholder’s particular circumstances, be treated either as having sold the Shares or as having received a distribution in respect of such U.S. Stockholder’s Shares. This treatment depends on each particular U.S. Stockholder’s specific circumstances.

Determination of “Sale or Exchange” or “Distribution” Treatment. A U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will be treated as a “sale or exchange” of the Shares for U.S. federal income tax purposes only if the receipt of cash upon such exchange:

•	is “substantially disproportionate” with respect to the U.S. Stockholder;

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•	results in a “complete termination” of the U.S. Stockholder’s interest in the Company; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder.

In determining whether any of the above three tests has been met, a U.S. Stockholder must take into account not only the Shares that the U.S. Stockholder actually owns, but also the Shares that it constructively owns within the meaning of Section 318 of the Code. Under the constructive ownership rules of Code Section 318, a U.S. Stockholder will be considered to own those Shares owned, directly or indirectly, by certain members of the U.S. Stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Stockholder has an equity interest, as well as Shares the U.S. Stockholder has an option to purchase.

•	Substantially Disproportionate. An exchange of Shares for cash pursuant to the Offer will be “substantially disproportionate” with respect to a U.S. Stockholder if the percentage of outstanding Shares of the Company actually and constructively owned by the U.S. Stockholder immediately following the exchange of Shares for cash pursuant to the Offer (treating all the Shares acquired by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares of the Company actually and constructively owned by the U.S. Stockholder immediately before the exchange (treating as outstanding all the Shares purchased in the Offer from the particular U.S. Stockholder and all other stockholders). In no event will the exchange of Shares for cash pursuant to the Offer be substantially disproportionate with respect to a U.S. Stockholder that owns 50% or more of the combined voting power of the Company immediately following the exchange of Shares for cash pursuant to the Offer.

•	Complete Termination. An exchange of Shares for cash pursuant to the Offer will result in a “complete termination” of a U.S. Stockholder’s equity interest in the Company if all of the stock of the Company (including the Shares and other stock) actually and constructively owned (including shares of Company stock constructively owned as a result of the ownership of options) by the U.S. Stockholder is exchanged for cash pursuant to the Offer. Certain exceptions to the attribution rules may be elected. U.S. Stockholders should consult their tax advisors concerning the application of the attribution rules in their particular circumstances. A U.S. Stockholder who holds options to acquire shares of Company stock will be treated as the constructive owner of such shares of Company stock, and therefore will not be eligible for “complete termination” treatment.

•	Not Essentially Equivalent to a Dividend. An exchange of Shares for cash pursuant to the Offer will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Stockholder if it results in a “meaningful reduction” in the U.S. Stockholder’s interest (directly and constructively) in the Company. Whether a U.S. Stockholder meets this test will depend on the U.S. Stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. Stockholder who is a minority stockholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Stockholders should consult their tax advisers as to the application of this test to their particular circumstances. In particular, depending on the total number of shares exchanged pursuant to the Offer, it is possible that an exchanging stockholder’s percentage interest in the Company (including any interest attributable to shares of Company stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of our stock beneficially owned by such stockholder decreases.

Under various authorities, any reduction in a minority stockholder’s percentage interest in the distributing corporation should be treated as not essentially equivalent to a dividend. In addition, under other authorities, if the merger closes, in determining whether a stockholder’s interest in the Company is reduced, the stockholder’s percentage interest in the Company prior to the redemption should be compared to such stockholder’s percentage interest in the Company after the merger. In such case, each stockholder’s interest in the combined company should be substantially smaller than its interest in the Company, unless such stockholder also owns an interest in Sutherland or would be attributed Sutherland shares.

It is possible, however, that the merger will not close. Contemporaneous dispositions or acquisitions of Shares of the Company by a U.S. Stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the above three tests has been satisfied. Each U.S. Stockholder should be aware that because proration may occur in the Offer, even if all the Shares of the Company actually and constructively owned by a U.S. Stockholder are tendered pursuant to the Offer, fewer than all the Shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a U.S. Stockholder pursuant to the Offer will meet any of the above three tests.

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We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Sale or Exchange Treatment. If the receipt of cash by a U.S. Stockholder in exchange for Shares pursuant to the Offer meets any of the above three tests, the U.S. Stockholder will recognize capital gain or loss equal to the difference between (a) the amount of cash received by the U.S. Stockholder for such Shares and (b) the U.S. Stockholder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a U.S. Stockholder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the U.S. Stockholder less the amount of any distributions with respect to such Shares that were treated as return of capital rather than as dividends. This gain or loss will be characterized as long-term capital gain or loss if the U.S. Stockholder held the Shares that were sold for more than one year as of the date we are treated as purchasing the Shares in the Offer. In the case of a U.S. Stockholder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 20% (plus the Medicare tax as described below). A U.S. Stockholder’s ability to deduct capital losses may be limited. A U.S. Stockholder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Stockholder under the Offer.

Distribution Treatment. If the receipt of cash by a U.S. Stockholder in exchange for Shares pursuant to the Offer does not meet any of the above three tests, then the full amount of cash received by the U.S. Stockholder with respect to our purchase of Shares under the Offer will be treated as a distribution to the U.S. Stockholder with respect to the U.S. Stockholder’s Shares. Such distribution will be treated as ordinary dividend income to the U.S. Stockholder to the extent of such U.S. Stockholder’s ratable share of our current and accumulated earnings and profits (to the extent not designated as capital gain dividends or qualified dividend income) as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Stockholder’s gross income without reduction for the tax basis of the shares sold, and no current loss would be recognized. To the extent the distribution exceeds such U.S. Stockholder’s share of our current and accumulated earnings and profits, that excess will be treated first as a tax-deferred return of capital that will reduce the U.S. Stockholder’s adjusted tax basis in the Shares tendered in the Offer. Because our earnings and profits may be reduced for non-cash items, it is possible that a portion of any distribution will constitute a tax-deferred return of capital. Any amount of the distribution remaining after the U.S. Stockholder’s adjusted tax basis has been reduced to zero will be taxable to the U.S. Stockholder as capital gain. Any such gain will be long-term capital gain if the U.S. Stockholder has held the Shares for more than one year as of the date we are treated as purchasing the Shares under the Offer. The U.S. Stockholder’s remaining adjusted tax basis in its redeemed Shares (after any reduction as noted above), if any, will be allocated to other Shares of the Company held by the U.S. Stockholder, subject to certain adjustments in the case of a corporate stockholder.

Consequences to Non-U.S. Stockholders.

The U.S. federal income tax treatment of a Non-U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will depend on whether such Non-U.S. Stockholder is treated, based on the Non-U.S. Stockholder’s particular circumstances, as having sold the Shares or as having received a distribution in respect of such Non-U.S. Stockholder’s Shares. The appropriate treatment of the exchange of Shares will be determined in the manner described above with respect to the U.S. federal income tax treatment of an exchange of Shares pursuant to the Offer in the case of U.S. Stockholders.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Stockholder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests described above under “Consequences to U.S. Stockholders” provided that: (a) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States (or, if a treaty applies, the gain generally is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Stockholder) and is not treated as “effectively connected” income under the “FIRPTA” provisions in the Code; (b) in the case of a the Non-U.S. Stockholder who is an individual who holds the Shares as a capital asset, such individual is not present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met. Gain will not be treated as effectively connected income under FIRPTA if (i) we determine that we are not, and have not been during the previous five-year period, a “United States real property holding corporation” under the FIRPTA provisions in the Code, (ii) the Company is a “domestically controlled REIT,” which generally means that less than 50% in value of our stock has been held directly or indirectly by foreign persons at all times during the continuous five-year period ending on the date the Non-U.S. Stockholder exchanges such Shares pursuant to the Offer or, if shorter, during the entire period of our existence, or (iii) the Shares are “regularly traded” on an established securities market and the exchanging Non-U.S. Stockholder has not held more than 10% of the Company’s outstanding Shares at any time during the five-year period ending on the date of the exchange pursuant to the Offer. Our Shares are listed on the NYSE, and we believe that we have been a domestically controlled REIT and have not been a United States real property holding corporation. If gain realized by a Non-U.S. Stockholder on an exchange of Shares for cash pursuant to the Offer were to be subject to U.S. federal income taxation as effectively connected income, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and we may be required to withhold from the gross amount of cash to be paid to the Non-U.S. Stockholder in exchange for its Shares.

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Distribution Treatment. If a Non-U.S. Stockholder does not satisfy any of the tests described above under “Consequences to U.S. Stockholders,” the full amount received by the Non-U.S. Stockholder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-U.S. Stockholder with respect to the Non-U.S. Stockholder’s Shares, rather than as a sale or exchange of such Shares. Such distributions, that are not attributable to gain from our sales or exchanges of United States real property interests and not designated by us as capital gain dividends, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If such dividend is treated as effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Shares. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s Shares tendered in the Offer. Instead, they will reduce the adjusted tax basis of such Shares. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Stockholder’s Shares tendered in the Offer, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or exchange of Shares for cash pursuant to the Offer, as described in the previous paragraph. Unless the distribution is effectively connected with a U.S. trade or business or the Non-U.S. Stockholder is an individual present in the U.S. for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met, capital gain dividends that are not attributable to gains from sales of United States real property interests generally will not be subject to U.S. federal income tax or withholding tax. Distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States and may be subject to 35% withholding tax if the Non-U.S. Stockholder owned more than 10% of the Shares at any time during the one year period ending on the date of the exchange pursuant to the Offer. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT that is attributable to gain from sale of a United States real property interest is not treated as effectively connected income for a Non-U.S. Stockholder if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (b) the Non-U.S. Stockholder does not own more than 10% of the Shares at any time during the one year period ending on the date of the exchange pursuant to the Offer.

Withholding for Non-U.S. Stockholders. Applicable U.S. federal income tax law generally requires the Paying Agent to treat payments pursuant to the Offer as dividends if their characterization is uncertain. If treated as dividends, gross proceeds payable pursuant to the Offer to a Non-U.S. Stockholder, or his or her agent, will be subject to withholding of U.S. federal income tax as described in the previous paragraph, unless the Paying Agent (or other applicable withholding agent) determines that a reduced rate of withholding is applicable pursuant to a tax treaty, an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or any other exemptions from withholding apply. A Non-U.S. Stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or if such Non-U.S. Stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Stockholder must have delivered to the Paying Agent before payment a properly completed and executed applicable IRS Form W-8 claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Stockholder must have delivered to the Paying Agent a properly executed IRS Form W-8ECI claiming such exemption. If tax is withheld, a Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Stockholder satisfies one of the three tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph.

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Under IRS proposed regulations, in the case of payments in redemption of publicly traded stock, a U.S. financial institution acting as an intermediary with respect to such payments may request certification from the Non-U.S. Stockholders of whether the payments should be treated as dividends or payments in exchange for stock for U.S. federal income tax purposes. If a Non-U.S. Stockholder timely certifies within 60 days that the payment is a payment in exchange for stock, the Paying Agent generally will pay to such Non-U.S. Stockholder the full amount of the payment without any U.S. federal withholding taxes.

Under the Foreign Account Tax Compliance Act ("FATCA") rules, withholding at a rate of 30% may be required on payments treated as dividends in respect of Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Shares held by a stockholder that is a passive non-financial foreign entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial U.S. owners" or (ii) provides certain information regarding the entity's "substantial U.S. owners." Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of these rules.

Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Non-U.S. Stockholders are strongly encouraged to consult their own tax advisors regarding the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and based on their circumstances which applicable IRS Form W-8 they should provide us.

NON-U.S. STOCKHOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH NON-U.S. STOCKHOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Medicare Tax. Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of our Shares should consult their tax advisors regarding the effect, if any, of this tax on their tender of such Shares.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with the gross proceeds payable to a stockholder pursuant to the Offer. A U.S. Stockholder will be subject to backup withholding at the statutory rate (currently 28%) on these payments if the U.S. Stockholder has not provided its TIN (employer identification number or social security number) to the Paying Agent and complied with certain certification procedures or otherwise established an exemption from backup withholding on an IRS Form W-9. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such Non-U.S. Stockholder must submit the applicable properly completed and executed IRS Form W-8, signed under penalties of perjury, attesting to that individual’s exempt status. The amount of any backup withholding from a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s U.S. federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is timely furnished to the IRS.

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To avoid such backup withholding, each such U.S. Stockholder must provide the Paying Agent with such stockholder’s TIN and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 included with the Letter of Transmittal, or otherwise establish to the satisfaction of the Paying Agent that such stockholder is not subject to backup withholding. Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Stockholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they to provide us with an IRS Form W-9 or applicable IRS Form W-8.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL FOREIGN AND OTHER TAX LAWS.

Section 14. Fees and Expenses.

We have retained Broadridge Corporate Issuer Solutions, Inc., to act as the Depositary in connection with the Offer. In its role as Depositary, Broadridge Corporate Issuer Solutions, Inc. will receive Letters of Transmittal, Notices of Guaranteed Delivery and Notices of Withdrawal.

We have retained Broadridge Corporate Issuer Solutions, Inc., to act as the Paying Agent in connection with the Offer. In its role as Paying Agent, Broadridge Corporate Issuer Solutions, Inc. will be responsible for receiving tenders of Shares through the DTC’s ATOP procedures, determining the proration factor, if any, and making payments for all Shares purchased by the Company under the Offer.

We have retained Broadridge Corporate Issuer Solutions, Inc. to act as Information Agent in connection with the Offer. In its role as Information Agent, Broadridge Corporate Issuer Solutions, Inc. will be available to answer inquiries from stockholders and, upon request and at the Company’s expense, will provide stockholders with additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other documents relating to the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

The Depositary and Paying Agent will receive reasonable and customary compensation for their services. We also have agreed to reimburse the Depositary, the Information Agent and the Paying Agent for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Depositary, the Information Agent and the Paying Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent, the Paying Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through a Custodian, such as a broker, dealer, commercial bank, trust company or other nominee are urged to consult their Custodians to determine whether transaction costs may apply if stockholders tender Shares through their Custodians. We will, however, upon request, reimburse Custodians for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a Custodian or in a fiduciary capacity. No Custodian has been authorized to act as our agent, or the agent of the Information Agent, the Paying Agent and the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5.

Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, will be approximately $64.5 million.

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Section 15. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such approval or the taking of any such action, subject to our right to decline to purchase Shares if any of the conditions set forth in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pending the outcome of any such matter, and we cannot assure you that any such additional approval or action, if needed, would be obtained at all or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

The foregoing discussion is not a complete statement of the applicable state law or U.S. federal law and is qualified in its entirety by reference to the applicable state law and U.S. federal law.

Section 16. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot apply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Company not contained in the Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to Custodians whose names appear on our list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in Section 10.

The Offer will expire at 12:00 Midnight, Eastern Time at the end of October 25, 2016, or such other date to which the Offer may be extended. The Letter of Transmittal and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

If delivering via UPS, FedEx or Courier:	If delivering via a USPS Service:
Broadridge, Inc.	Broadridge, Inc.
Attn: BCIS IWS	Attn: BCIS Re-Organization Dept.
51 Mercedes Way,	P.O. Box 1317
Edgewood, NY 11717	Brentwood, NY 11717-0693

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The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way,

Edgewood, NY 11717

Telephone: (866) 321-8022 (toll-free)

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If delivering documents within a week of the Expiration Date, it is recommended to submit via an overnight courier (excluding USPS overnight) to guarantee receipt of instructions prior to the Expiration Date. The Letter of Transmittal and other required documents will be deemed delivered only when actually received by the Depositary (or, in the case of book-entry transfer of Shares from DTC’s ATOP procedures, when the Paying Agent receives a confirmation of receipt of your Shares by book-entry transfer).

If you have questions or need additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents, you can contact Broadridge Corporate Issuer Solutions, Inc., the Information Agent for the Offer, using the contact information listed above.

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